Exhibit 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111
N E W S R E L E A S E January 25, 2007	For additional information: Terry D. Peterson VP, Investor Relations and Chief Accounting Officer Richard S. Greene Chief Financial Officer (651) 787-1068

DELUXE REPORTS FOURTH QUARTER 2006 RESULTS

•	Revenue nearly flat to prior year
•	Issues 2007 guidance; expects EPS growth in 2007
•	Declares regular quarterly dividend

St. Paul, Minn. — Deluxe Corporation (NYSE: DLX) reported fourth quarter diluted earnings per share (EPS) of $0.92 on net income of $47 million. The quarter’s results reflect better than expected operating performance in the Small Business Services (SBS) and Financial Services segments, primarily related to higher revenues and greater than expected cost savings, and one-time benefits resulting in a lower tax rate.

EPS for the fourth quarter of 2006 included the previously announced $0.14 gain from terminating an underperforming outsourced payroll services contract as well as a charge of $0.11 per share for employee severance associated with the Company’s cost reduction initiatives. EPS for the fourth quarter of 2005 was $0.76 on net income of $39 million.

“We made solid progress this quarter and are exiting the year with positive momentum,” said Lee Schram, CEO of Deluxe Corporation. “We have achieved nearly 10% of our cost savings target, which is ahead of schedule, and we made steady progress with new product initiatives. Achieving nearly flat year-on-year revenue performance for the quarter along with strong earnings, operating cash flow and debt paydown reaffirms that our operational transformation is taking hold and delivering results.”

Fourth Quarter Performance
Revenue for the quarter was $427 million compared to $432 million during the fourth quarter of 2005. Revenue in SBS increased $9 million, driven by higher revenue per order and the acquisition of the Johnson Group in October. This increase was offset by lower revenue per order for Financial Services and lower order volume for Direct Checks.

Gross margin was 63.5 percent of revenue compared to 63.9 percent in 2005. Lower revenue per order for Financial Services offset the benefits realized from closing two facilities in mid-2006.

Selling, general, and administrative (SG&A) expense decreased $9 million in the fourth quarter. Severance charges, higher customer care costs and commissions associated with higher volume in SBS were more than offset by the $11 million gain realized from terminating the payroll services contract. SG&A for 2006 also benefited from reduced marketing costs within SBS stemming from decisions earlier in the year to increase our focus on gaining new customers through financial institution referrals. In addition, the prior year SG&A expense included an adjustment related to lowering the performance-based incentive compensation accrual.

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As a result, operating income was $79 million, compared to $75 million in the fourth quarter of 2005. Operating margin was 18.5 percent of revenue compared to 17.4 percent in the prior year, reflecting the impact of lower SG&A expenses.

Net income increased $8 million and diluted EPS increased $0.16 due to higher operating income, lower interest expense related to our lower debt level and the one-time tax benefits of $0.09.

Fourth Quarter Performance by Business Segment
Small Business Services’ revenue increased to $266 million from $257 million in 2005, up 3.5% as a result of continued execution of the growth strategy, including the acquisition of the Johnson Group. Revenue per order increased compared to the same period last year, as did the number of first-time buyers. Operating income increased to $49 million from $35 million in 2005. In addition to the revenue growth, a gain from terminating an underperforming outsourced payroll services contract, the closing of two printing facilities in mid-2006 and reduced marketing costs contributed to the improved performance.

Financial Services’ revenue was $110 million compared to $117 million in 2005, primarily the result of less revenue per order because of lower prices and an unfavorable shift in product mix. Order volume was up 5.3 percent from the same period last year. Operating income decreased to $16 million from $20 million in 2005 due primarily to the impact of lower revenue.

Direct Checks’ revenue was $51 million compared to $58 million in 2005 due to lower order volume from the decline in check usage, as well as lower response rates and re-orders due to past reductions in advertising spend. Revenue for the quarter was also negatively impacted by nearly $3 million due to weather-related production and shipping delays at the end of December. Operating income was $14 million compared to $20 million in 2005 as a result of the lower revenue and increased advertising circulations.

Total Year Operating Cash Flow Performance
Cash provided by operating activities for the year totaled $239 million, an increase of $61 million compared to last year. Lower earnings were more than offset by lower contract acquisition payments, income tax payments and performance-based employee compensation payments related to 2005’s operating performance, as well as working capital improvements including a decision earlier in the year to reduce the level at which we pre-fund medical and severance benefit payments.

Business Outlook
The Company stated that for the first quarter of 2007, revenue is expected to be between $392 million and $400 million, and diluted EPS is expected to be between $0.50 and $0.54. For the full year, revenue is expected to be between $1.56 billion and $1.60 billion, and diluted EPS is expected to be between $2.35 and $2.55. Each of these estimates include the impact of a divestiture in January 2007 of the Company’s industrial packaging product line, including an estimated $4 million pre-tax gain on the sale. Revenues for this business were $51 million in 2006.

The Company expects operating cash flows to be between $215 million and $235 million in 2007. In addition, capital expenditures are expected to be approximately $40 million.

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“Our guidance for the year reflects several key factors,” Schram stated. “Excluding the impact of the industrial packaging product line divestiture, the revenue range is nearly flat to 2006. We expect our SBS segment to continue generating low single digit revenue growth, while declines in the Company’s check businesses are expected to ease to single digit rates. We also expect to realize an additional 50% to 55% of our cost savings plan which will more than fund target levels of performance-based compensation, continued investments in new products and other cost increases. Finally, we expect our tax rate to return to 35% to 36%.”

Quarterly Dividend
The Company’s Board of Directors also declared a regular quarterly dividend of 25 cents per share. The dividend will be payable on March 5, 2007 to shareholders of record at the close of business on February 20, 2007. The Company had 51,524,616 shares outstanding as of January 22, 2007.

Conference Call Information
Deluxe will hold an open-access teleconference call today at 11:00 a.m. EST (10:00 a.m. CST) to review the financial results. All interested persons may listen to the call by dialing 612-338-1917. The presentation also will be available via a simultaneous webcast in the investor relations section at www.deluxe.com. An audio replay of the call will be available through midnight on February 2nd by calling 320-365-3844 (access code 851326); both audio and slides will be archived on Deluxe’s Web site.

About Deluxe
Deluxe Corporation, through its industry-leading businesses and brands, helps financial institutions and small businesses better manage, promote, and grow their businesses. The Company uses direct marketing, distributors, and a North American sales force to provide a wide range of customized products and services: personalized printed items (checks, forms, business cards, stationery, greeting cards, labels, and retail/packaging supplies), promotional products and merchandising materials, fraud prevention services, and customer retention programs. The Company also sells personalized checks and accessories directly to consumers. For more information about Deluxe, visit www.deluxe.com.

Forward-Looking Statements
Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of alternative payment methods; intense competition in the check printing business; continued consolidation of financial institutions, thereby reducing the number of potential customers and referral sources and increasing downward pressure on our revenues and gross margins; risks that our Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time increase its operating margins, are delayed or unsuccessful; risks that our Financial Services segment will not be successful in simplifying its core business model and reducing its cost structure; risks that cost reductions in the Company’s information technology and shared services areas will be delayed or unsuccessful; performance shortfalls by the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of new products and services; and the impact of governmental laws and regulations. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2005, as updated in the Company’s Form 10-Q for the period ended September 30, 2006.

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Financial Highlights

DELUXE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended December 31,
	2006		2005
Revenue	$427		$432
Cost of goods sold	156	36.5%	156	36.1%

Gross profit	271	63.5%	276	63.9%

Selling, general and administrative expense	192	45.0%	201	46.5%

Operating income	79	18.5%	75	17.4%

Interest expense	(13)	(3.0%)	(15)	(3.5%)
Other income	—	—	1	0.2%

Income before income taxes	66	15.5%	61	14.1%

Income tax provision	19	4.4%	22	5.1%

Income from continuing operations	47	11.0%	39	9.0%

Discontinued operations	—	—	—	—

Net income	$47	11.0%	$39	9.0%

Weighted average dilutive shares outstanding	51.4		51.0

Diluted per share information:
Income from continuing operations	$0.92		$0.76
Net income	$0.92		$0.76

Continuing operations:
Capital expenditures	$7		$13
Depreciation and amortization expense	$19		$25
Number of employees-end of period	8,813		8,720

Non-GAAP financial measure - EBITDA*	$98		$101

*	Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is not a measure of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA because we believe it is useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes and the accounting effects of capital investments (i.e., depreciation and amortization), which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles, as well as interest expense, were significantly impacted by the acquisition of New England Business Service, Inc. (NEBS) in June 2004. Additionally, interest expense in previous years was significantly impacted by borrowings used for our share repurchase programs. We believe that a measure of operating performance which excludes these impacts is helpful in analyzing our results. We also believe that an increasing EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA to be a measure of cash flow, as it does not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA to be a substitute for operating income or net income. Instead, we believe that EBITDA is a useful performance measure which should be considered in addition to GAAP performance measures. EBITDA is derived from net income as follows:

	Quarter Ended December 31,
	2006	2005
EBITDA	$98	$101
Income tax provision	(19)	(22)
Interest expense	(13)	(15)
Depreciation and amortization	(19)	(25)

Net income	$47	$39

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DELUXE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Year Ended December 31,
	2006		2005
Revenue	$1,640		$1,716
Cost of goods sold	614	37.4%	608	35.4%

Gross profit	1,026	62.6%	1,108	64.6%

Selling, general and administrative expense	788	48.0%	804	46.9%
Asset impairment loss	45	2.7%	—	—
Net gain on assets held for sale	(5)	(0.3%)	(1)	(0.1%)

Operating income	198	12.1%	305	17.8%

Interest expense	(56)	(3.4%)	(56)	(3.3%)
Other income	1	0.1%	2	0.1%

Income before income taxes	143	8.7%	251	14.6%

Provision for income taxes	42	2.6%	93	5.4%

Income from continuing operations	101	6.2%	158	9.2%

Discontinued operations	—	—	—	—

Net income	$101	6.2%	$158	9.2%

Weighted average dilutive shares outstanding	51.2		50.9

Diluted per share information:
Income from continuing operations	$1.95		$3.10
Net income	$1.96		$3.09

Continuing operations:
Capital expenditures	$41		$56
Depreciation and amortization expense	$85		$108
Number of employees-end of period	8,813		8,720

Non-GAAP financial measure – EBITDA*	$284		$415

*	Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is not a measure of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA because we believe it is useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes and the accounting effects of capital investments (i.e., depreciation and amortization), which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles, as well as interest expense, were significantly impacted by the acquisition of New England Business Service, Inc. (NEBS) in June 2004. Additionally, interest expense in previous years was significantly impacted by borrowings used for our share repurchase programs. We believe that a measure of operating performance which excludes these impacts is helpful in analyzing our results. We also believe that an increasing EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA to be a measure of cash flow, as it does not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA to be a substitute for operating income or net income. Instead, we believe that EBITDA is a useful performance measure which should be considered in addition to GAAP performance measures. EBITDA is derived from net income as follows:

	Year Ended December 31,
	2006	2005
EBITDA	$284	$415
Provision for income taxes	(42)	(93)
Interest expense	(56)	(56)
Depreciation and amortization	(85)	(108)

Net income	$101	$158

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DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	December 31, 2006	December 31, 2005
Cash and cash equivalents	$12	$7
Other current assets	190	207
Property, plant & equipment-net	142	159
Intangibles-net	179	258
Goodwill	590	581
Other non-current assets	154	214

Total assets	$1,267	$1,426

Short-term debt & current portion of long-term debt	$439	$264
Other current liabilities	225	227
Long-term debt	577	903
Deferred income taxes	16	69
Other non-current liabilities	76	45
Shareholders’ deficit	(66)	(82)

Total liabilities & shareholders’ deficit	$1,267	$1,426

Shares outstanding	51.5	50.7

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DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Year Ended December 31,
	2006	2005
Cash provided (used by):
Operating activities:
Net income	$101	$158
Depreciation and amortization of intangibles	85	108
Asset impairment loss	45	—
Contract acquisition payments	(17)	(70)
Other	25	(18)

Total operating activities	239	178

Investing activities:
Purchases of capital assets	(41)	(56)
Payments for acquisitions	(17)	(3)
Proceeds from facility sales	9	3
Proceeds from life insurance policy redemptions	16	—

Total investing activities	(33)	(56)

Financing activities:
Dividends	(67)	(81)
Shares issued under employee plans	9	11
Net change in debt	(151)	(78)
Other	5	6

Total financing activities	(204)	(142)
Cash provided by discontinued operations	3	12

Net change in cash	5	(8)
Cash and cash equivalents: Beginning of period	7	15

End of period	$12	$7

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DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended December 31,
	2006		2005
Revenue:
Small Business Services	$266		$257
Financial Services	110		117
Direct Checks	51		58

Total	$427		$432

Operating income:
Small Business Services	$49	*	$35
Financial Services	16		20
Direct Checks	14		20

Total	$79		$75

	Year Ended December 31,
	2006		2005
Revenue:
Small Business Services	$970		$932
Financial Services	458		538
Direct Checks	212		246

Total	$1,640		$1,716

Operating income:
Small Business Services	$87	*	$105
Financial Services	46	*	120
Direct Checks	65		80

Total	$198		$305

The segment information reported here for 2005 was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2005. As of January 1, 2006, the portion of our Small Business Services segment related to the New England Business Service, Inc. (NEBS) acquisition was fully integrated into all corporate functions. As such, all corporate costs in 2006 are fully allocated to all three of our segments based on segment revenue.

* Fourth quarter of 2006 includes a gain of $11 million in Small Business Services from terminating an underperforming outsourced payroll services contract. In addition to the gain on the terminated outsourced payroll services contract, the year ended December 31, 2006 includes an asset impairment loss of $18 million in Small Business Services and $27 million in Financial Services related to the abandonment of a software project in the second quarter of 2006.

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